[Letterhead of Carl Thompson Associates]


                                 NEWS


FOR IMMEDIATE RELEASE:  July 22, 1996

CONTACT:  Mark Jarman, Account Executive
          Carl Thompson Associates
          (303) 494-5472


        DYNAMIC MATERIAL CORPORATION COMPLETES THE ACQUISITION
                  OF DETACLAD[R], A DuPONT SUBSIDIARY


LAFAYETTE, CO., July 22, 1996 -- Dynamic Materials Corporation
(Nasdaq: BOOM), "DMC," today announced it has acquired the Pennsylvania-based Detaclad[R] explosion bonded clad metal business of E.I. DuPont de Nemours and Company. Detaclad[R]'s 1995 revenues were $11.2 million DMC had $19.5 million in 1995 revenues.

Consideration for the transaction was approximately $5.0 million for the DuPont subsidiary, subject to certain adjustments relating to in-process inventories. Acquisition financing for the deal includes the use of approximately $1.25 million in cash with an additional
$3.7 million provided from a $7.5 million revolving credit facility which was closed on Friday, July 19, 1996.

"This is an outstanding deal for all parties," said Paul Lange, chief executive officer of DMC. "I believe this will not only add directly to our bottom line, but we will also realize operating efficiencies and additional market opportunities as a result of this acquisition."

Lange added that DMC will continue to operate Detaclad[R]'s two facilities in Pennsylvania, in addition to maintaining its own operations in Louisville and Lafayette, Colorado.

In a separate tolling services agreement, DMC has agreed to perform explosive shock synthesis services for DuPont in connection with the production of industrial diamonds according to DuPont's process for manufacturing Mypolex[R] industrial diamonds. Under this agreement, DMC will supply 100% of DuPont's requirements for such diamonds.

Based in Lafayette, Colorado, Dynamic Materials Corporation is an established leader in the use of high energy metal working, producing explosion bonded clad metals and fabrications.


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